Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE	RSH-2009-011

Investor Contact:	Media Contact:
Phyllis Proffer	Wendy Dominguez
Investor Relations	Media Relations
(817) 415-3189	817-415-3300
investor.relations@radioshack.com	Media.Relations@RadioShack.com

RadioShack Corporation Names Sharon Stufflebeme as

Senior Vice President and Chief Information Officer

FORT WORTH, Texas (June 22, 2009) – RadioShack Corporation (NYSE: RSH) today announced the addition of Sharon S. Stufflebeme as its new senior vice president and chief information officer reporting to Chairman and Chief Executive Officer Julian Day.

“Sharon has extensive experience in the management and strategic development of information technology,” said Julian Day, chairman and chief executive officer. He added, “Her disciplined approach will help RadioShack drive technology solutions to help achieve our business goals and operating initiatives.”

Stufflebeme earned a Bachelor’s degree from the University of Dallas in 1983 and an MBA from the University of Texas in 1986. She began her career at Andersen Consulting and has also worked at Hitachi Consulting and Michaels Stores. Immediately prior to joining RadioShack, Stufflebeme was the senior vice president and chief information officer for 7-Eleven, a company she joined in 2004.

About RadioShack Corporation

RadioShack Corporation (NYSE: RSH), headquartered in Fort Worth, Texas, is one of the nation’s most experienced and trusted consumer electronics specialty retailers. Operating from convenient neighborhood and mall locations, RadioShack offers customers innovative products and solutions by leading national brands. Knowledgeable sales associates are committed to enhancing the RadioShack shopping experience by listening to customers, offering advice and helping customers choose the best technology solution to meet their personal needs. The company has approximately 4,400 company-operated stores; almost 1,400 dealer outlets; nearly 700 wireless phone kiosks throughout the U.S.; and approximately 200 company-operated stores in Mexico. For more information on RadioShack Corporation, or to purchase items online, visit www.RadioShack.com.

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